Exhibit 10.26

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF TEXAS

FORT WORTH DIVISION

EARL CULP, On Behalf of Himself and All	§	Civil Action No. 4:04-cv-00723-Y
Others Similarly Situated,	§
	§	(ECF)
Plaintiff,	§
vs.	§
§
GAINSCO, INC., et al.,	§
§
Defendants.	§
§
§

STIPULATION OF SETTLEMENT

This Stipulation of Settlement dated as of October 31, 2006 (the “Stipulation”), is made and entered into by and among the following Settling Parties (as defined further in §IV hereof) to the above-entitled Litigation: (i) the Lead Plaintiff (on behalf of himself and each of the Settlement Class Members), by and through their counsel of record in the Litigation; and (ii) the Defendants, by and through their counsel of record in the Litigation. The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined in ¶1.15), upon and subject to the terms and conditions hereof.

I. THE LITIGATION

On or after April 8, 2003, the following class actions were filed in the United States District Court for the Southern District of Florida:

1. Culp v. Gainsco, Inc., et al., Case No. 03-20854

2. Swoops v. Gainsco, Inc., et al., Case No. 03-21069

These cases (the “Litigation”) were consolidated for all purposes by Order dated October 7, 2003. On October 16, 2003, David Varney was appointed as Lead Plaintiff under §21D(a)(3)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Lead Plaintiff’s selection of Lead Counsel, pursuant to §21D(a)(3)(B)(v) of the Exchange Act was approved.

On March 29, 2004, Lead Plaintiff filed a Second Consolidated Amended Class Action Complaint asserting claims under §§10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder (“Complaint”) naming as defendants Gainsco, Inc. (“Gainsco” or the “Company”), Glenn W. Anderson and Daniel J. Coots. Thereafter, Defendants filed a motion to transfer venue and a motion to dismiss. On September 22, 2004, the United States District Court for the Southern District of Florida issued an order declining to rule on the motion to dismiss and transferring the Litigation to the Northern District of Texas Fort Worth Division (the “Court”). The Litigation was transferred to the Court on October 1, 2004. On January 31, 2005 Defendants filed a motion to dismiss the

Complaint. On September 19, 2005, the Court issued an Order Denying Defendants’ Motion to Dismiss. Thereafter, the parties engaged in formal discovery. On April 12, 2006, Lead Plaintiff filed a Motion for Class Certification which Defendants opposed. The Motion for Class Certification was pending at the time the parties reached an agreement-in-principle to settle this Litigation.

On May 12, 2006, the Court issued an Order of Referral for Mediation in October 2006. The parties agreed to participate in mediation with Christopher Nolland. The mediation was scheduled for July 13, 2006; however, prior to the Mediation, the parties reached an agreement-in-principle to settle the Litigation.

II. DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

The Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Lead Plaintiff in the Litigation. The Defendants have denied expressly and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. The Defendants also have denied and continue to deny, inter alia, the allegations that the Lead Plaintiff or the Settlement Class have suffered damage, that the price of Gainsco common stock was artificially inflated by reasons of alleged misrepresentations, non-disclosures or otherwise, or that the Lead Plaintiff or the Settlement Class were harmed by the conduct alleged in the Litigation.

Nonetheless, the Defendants have concluded that further litigation would be protracted and expensive, and that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in the Stipulation. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation. The Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in the Stipulation.

III. CLAIMS OF THE LEAD PLAINTIFF AND BENEFITS OF SETTLEMENT

The Lead Plaintiff believes that the claims asserted in the Litigation have merit and that the evidence developed to date supports the claims. However, counsel for the Lead Plaintiff recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and possible appeals. Counsel for the Lead Plaintiff also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as this Litigation, as well as the difficulties and delays inherent in such litigation. Counsel for the Lead Plaintiff also are mindful of the inherent problems of proof under and possible defenses to the federal securities law violations asserted in the Litigation. Counsel for the Lead Plaintiff believe that the settlement set forth in the Stipulation confers substantial benefits upon the Settlement Class. Based on their evaluation, counsel for the Lead Plaintiff have determined that the settlement set forth in the Stipulation is in the best interests of the Lead Plaintiff and the Settlement Class.

IV. TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Lead Plaintiff (for himself and the Settlement Class Members) and the Defendants, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled and released, and the Litigation shall be dismissed with prejudice, as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation.

1. Definitions

As used in the Stipulation the following terms have the meanings specified below.

1.1 “Authorized Claimant” means any Settlement Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.

1.2 “Claimant” means any Settlement Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.

1.3 “Claims Administrator” means the firm of Gilardi & Co. LLC, which shall administer the settlement.

1.4 “Defendants” means Gainsco, Glenn W. Anderson and Daniel J. Coots.

1.5 “Effective Date” means the first date by which all of the events and conditions specified in ¶7.1 of the Stipulation have been met and have occurred.

1.6 “Escrow Agent” means the law firm of Lerach Coughlin Stoia Geller Rudman & Robbins LLP or its successor(s).

1.7 “Final” means: (i) the date of final affirmance on an appeal of the Judgment, the expiration of the time for a petition for or a denial of a writ of certiorari to review the Judgment and, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (ii) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on certiorari to review the Judgment; or (iii) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Court’s Judgment approving the Stipulation substantially in the form of Exhibit B attached hereto; i.e., thirty (30) days after entry of the Judgment. Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys’ fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

1.8 “Judgment” means the final judgment and order of dismissal with prejudice to be rendered by the Court, substantially in the form attached hereto as Exhibit B.

1.9 “Lead Plaintiff” means David Varney.

1.10 “Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.11 Plaintiffs’ Counsel” means counsel who have appeared for any of the plaintiffs in the Litigation.

1.12 “Plaintiffs’ Settlement Counsel” or “Lead Counsel” mean Lerach Coughlin Stoia Geller Rudman & Robbins LLP, Jeffrey D. Light, 655 West Broadway, Suite 1900, San Diego, California, 92101; Lerach Coughlin Stoia Geller Rudman & Robbins LLP, Jack Reise, 120 East Palmetto Park Road, Suite 500, Boca Raton, Florida 33432; and Vianale & Vianale LLP, Kenneth J. Vianale, 2499 Glades Road, Suite 112, Boca Raton, Florida 33431.

1.13 “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the settlement, taxes and tax expenses and such attorneys’ fees, costs, expenses and interest as may be awarded by the Court. Any Plan of Allocation is not part of the Stipulation and Defendants shall have no responsibility or liability with respect thereto.

1.14 “Related Parties” means each of the Defendants and each of their past or present directors, officers, employees, partners, members, principals, agents, insurers, co-insurers, reinsurers, controlling shareholders, attorneys, accountants or auditors, banks or investment banks, underwriters, associates, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, any entity in which a Defendant has a controlling interest, any members of their immediate families, or any trust of which any Defendant is the settlor or which is for the benefit of any Defendant and/or member(s) of his family.

1.15 “Released Claims” shall collectively mean all claims (including “Unknown Claims” as defined in ¶1.21 hereof), demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, asserted or that might have been asserted in any forum, including, without limitation, claims for negligence, gross negligence, breach of duty of care and/or breach of duty of loyalty, fraud, breach of fiduciary duty, or violations of any state or federal statutes, rules or regulations, by the Lead Plaintiff or Settlement Class Member against the Released Persons arising out of, based upon or related to both the purchase of Gainsco common stock by any Settlement Class Member during the class period and the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were or could have been alleged in the Litigation.

1.16 “Released Persons” means each and all of the Defendants and their Related Parties.

1.17 “Settlement Class” means for purposes of this Stipulation only, all Persons who purchased the common stock of Gainsco between November 17, 1999 through and including February 7, 2002, excluding the Defendants and members of their immediate families, any entity in which a Defendant has a controlling interest, and the legal representatives, heirs, successors, or assigns of any such excluded party. Also excluded from the Settlement Class are those Persons who submit a valid request to be excluded from the Settlement Class pursuant to the Notice of Pendency and Proposed Settlement of Class Action attached as Exhibit A-1 hereto.

1.18 “Settlement Class Member” or “Member of the Settlement Class” mean, for purposes of this Stipulation only, a Person who falls within the definition of the Settlement Class as set forth in ¶1.17 of the Stipulation.

1.19 “Settlement Fund” means the principal amount of Four Million Dollars ($4,000,000) paid pursuant to ¶2.1 of the Stipulation and delivered to the Escrow Agent, plus any accrued interest.

1.20 “Settling Parties” means, collectively, each of the Defendants and the Lead Plaintiff on behalf of himself and the Members of the Settlement Class.

1.21 “Unknown Claims” means any Released Claims which the Lead Plaintiff or Settlement Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to this settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiff shall expressly and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived the provisions, rights and benefits of California Civil Code §1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Lead Plaintiff shall expressly and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable and/or equivalent to California Civil Code §1542. The Lead Plaintiff or Settlement Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but the Lead Plaintiff shall expressly and each Settlement Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Lead Plaintiff acknowledges, and the Settlement Class Members shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the settlement of which this release is a part.

2. The Settlement

a. The Settlement Fund

2.1 The principal amount of $4,000,000 in cash, plus any accrued interest, shall constitute the Settlement Fund, and shall be transferred to the Escrow Agent on or before November 20, 2006. If the Settlement Fund is not transferred to the Escrow Agent as set forth above, interest will accrue at 8% per annum from the date such payment should have been deposited on such portion of the Settlement Fund not transferred, until the date such sums are transferred to the Escrow Agent.

b. The Escrow Agent

2.2 The Escrow Agent shall invest the Settlement Fund deposited pursuant to ¶2.1 above in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then current market rates. The Escrow Agent shall bear all risks related to investment of the Settlement Fund.

2.3 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, by an order of the Court, or with the written agreement of counsel for Defendants and Plaintiffs’ Settlement Counsel.

2.4 Subject to further orders and/or directions as may be made by the Court, the Escrow Agent is authorized to execute such transactions on behalf of the Settlement Class Members as are consistent with the terms of the Stipulation.

2.5 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

2.6 After transfer of the Settlement Fund to the Escrow Agent pursuant to ¶2.1 hereof, the Escrow Agent may establish a “Notice and Administration Fund,” and may deposit up to $100,000 from the Settlement Fund in it. The Notice and Administration Fund may be used by Plaintiffs’ Settlement Counsel to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class, locating Settlement Class Members, soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any. The Notice and Administration Fund may also be invested and earn interest as provided for in ¶2.2 of this Stipulation.

c. Taxes

2.7 The Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this ¶2.7, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

(a) For the purpose of §468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. §1.468B-2(k)). Such returns (as well as the election described in this paragraph) shall be consistent with this ¶2.7 and in all events shall reflect that all Taxes (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶2.7(b) hereof.

(b) Defendants, their attorneys and insurers shall have no liability or responsibility for any taxes (including any estimated Taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Defendants or their counsel with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”). All (a) Taxes and (b) expenses and costs incurred in connection with the operation and implementation of this ¶2.7 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this ¶2.7) (“Tax Expenses”), shall be paid out of the Settlement Fund; in all events the Defendants and their counsel shall have no liability or responsibility for the Taxes or the Tax Expenses. The Escrow Agent shall indemnify and hold each of the Defendants and their counsel and person(s) and/or entities paying the Settlement Fund harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(l)(2)); neither the Defendants nor their counsel are responsible nor shall they have any liability therefor. The parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶2.7.

(c) For the purpose of this ¶2.7, references to the Settlement Fund shall include both the Settlement Fund and the Notice and Administration Fund and shall also include any earnings thereon.

d. Termination of Settlement

2.8 In the event that the Stipulation is not approved, or is terminated, canceled, or fails to become effective for any reason, the Settlement Fund (including accrued interest) less costs of notice and administration actually incurred or due and owing in connection with the settlement provided for herein, shall be refunded to Defendants and the insurance carrier in proportion to their respective contributions to the Settlement Fund, as described in ¶7.5 hereof.

3. Notice Order and Settlement Hearing

3.1 Promptly after execution of the Stipulation, Plaintiffs’ Settlement Counsel shall submit the Stipulation together with its Exhibits to the Court and shall apply for entry of an order (the “Notice Order”), substantially in the form of Exhibit A attached hereto, requesting, inter alia, certification of the Settlement Class for settlement purposes only and approval for the mailing of a settlement notice (the “Notice”) and publication of a summary notice, substantially in the forms of Exhibits A-1 and A-3 attached hereto. The Notice shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application as defined in ¶6.1 hereof and the date of the Settlement Hearing as defined below.

3.2 Plaintiffs’ Settlement Counsel shall request that after notice is given, the Court hold a hearing (the “Settlement Hearing”) and approve the settlement of the Litigation as set forth herein. At or after the Settlement Hearing, Plaintiffs’ Settlement Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

4. Releases

4.1 Upon the Effective Date, as defined in ¶1.5 hereof, the Lead Plaintiff and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against the Released Persons, whether or not such Settlement Class Member executes and delivers a Proof of Claim and Release.

4.2 The Proof of Claim and Release to be executed by Settlement Class Members shall release all Released Claims against the Released Persons and shall be substantially in the form contained in Exhibit A-2 attached hereto.

4.3 Upon the Effective Date, as defined in ¶1.5 hereof, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Settlement Class Members and Plaintiffs’ Counsel from all claims (including Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Litigation or the Released Claims.

5. Administration and Calculation of Claims, Final Awards and Supervision and Distribution of Settlement Fund

5.1 The Claims Administrator, subject to such supervision and direction of the Court or Plaintiffs’ Settlement Counsel as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Settlement Class Members and shall oversee distribution of the Net Settlement Fund (defined below) to Authorized Claimants.

5.2 The Settlement Fund shall be applied as follows:

(a) to pay Plaintiffs’ Counsel’s attorneys’ fees, expenses and costs with interest thereon (the “Fee and Expense Award”), if and to the extent allowed by the Court;

(b) to pay all the costs and expenses reasonably and actually incurred in connection with providing notice, locating Settlement Class Members, soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any;

(c) to pay the Taxes and Tax Expenses described in ¶2.7 hereof; and

(d) to distribute the balance of the Settlement Fund (the “Net Settlement Fund”) to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court.

5.3 Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following.

5.4 Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in the form of Exhibit A-2 attached hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Settlement Class Member.

5.5 Except as otherwise ordered by the Court, all Settlement Class Members who fail to timely submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the settlement set forth therein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained therein, and the Judgment.

5.6 The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice and approved by the Court. However, if there is any balance remaining in the Net Settlement Fund after six (6) months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), Plaintiffs’ Settlement Counsel shall reallocate such balance among Authorized Claimants in an equitable and economic fashion. Thereafter, any balance which still remains in the Net Settlement Fund shall be donated to an appropriate non-profit organization.

5.7 The Defendants and their counsel (except as provided in ¶2.7) shall have no responsibility for, interest in, or liability whatsoever with respect to the investment or distribution of the Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes, or any losses incurred in connection therewith.

5.8 No Person shall have any claim against Plaintiffs’ Counsel or any claims administrator, or Defendants or their respective counsel based on distributions made substantially in accordance with the Stipulation and the settlement contained therein, the Plan of Allocation, or further order(s) of the Court.

5.9 It is understood and agreed by the Settling Parties that any proposed plan of allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any orders or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Judgment approving the Stipulation and the settlement set forth therein, or any other orders entered pursuant to the Stipulation.

6. Lead Counsel’s Attorneys’ Fees and Reimbursement of Expenses

6.1 The Lead Plaintiff or his counsel may submit an application or applications (the “Fee and Expense Application”) for distributions to them from the Settlement Fund for: (a) an award of attorneys’ fees; plus (b) reimbursement of actual expenses, including the fees and expenses of any experts or consultants, incurred in connection with prosecuting the Litigation, plus any interest on such attorneys’ fees, costs and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid) as may be awarded by the Court; and (c) reimbursement for the expenses (including lost wages) of the Lead Plaintiff. Lead Counsel reserve the right to make additional applications for fees and expenses incurred. In no event shall any such application seek or act to increase the amount of the Settlement Fund. Defendants and their Related Parties will take no position with respect to Lead Counsel’s Fee and Expense Application so long as it does not increase the amount of the Settlement Fund.

6.2 The attorneys’ fees, expenses and costs, including the fees and expenses of experts and consultants, as awarded by the Court, shall be paid to Lead Counsel from the Settlement Fund, as ordered, immediately after the Court executes an order awarding such fees and expenses. Lead Counsel shall thereafter allocate the attorneys’ fees amongst Plaintiffs’ Counsel in a manner in which they in good faith believe reflects the contributions of such counsel to the institution, prosecution and settlement of the Litigation. In the event attorneys’ fees or expenses are awarded by the Court pursuant to ¶6.1 hereof and paid to Plaintiffs’ Counsel from the Settlement Fund, all Plaintiffs’ Counsel who receive any payment of attorneys’ fees or expenses agree that they accept payment subject to the obligation of each Plaintiffs’ Counsel (including their respective partners, shareholders and/or firms), receiving payments to make repayment to the Settlement Fund within five (5) business days from receiving notice from Defendants’ counsel or from a court of appropriate jurisdiction, of the amount required to be refunded by any court or appellate court, with accrued interest, in the event, for any reason, including, without limitation, appeal, further proceeding on remand or successful collateral attack, the attorneys’ fee or expense award is reduced or reversed. Furthermore, all Plaintiffs’ Counsel (including their respective partners, shareholders and/or firms) agree that they remain subject to the continuing jurisdiction of the Court for the purpose of enforcing their obligation to repay required attorneys’ fees and expenses to the Settlement Fund as provided in this paragraph.

6.3 The procedure for and the allowance or disallowance by the Court of any applications by Lead Plaintiff or Lead Counsel for attorneys’ fees and expenses, including the fees and expenses of experts and consultants, to be paid out of the Settlement Fund, are not part of the settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Litigation set forth therein.

6.4 Defendants and their Related Parties shall have no responsibility for, and no liability whatsoever with respect to, any payment to Plaintiffs’ Counsel or any other counsel or Person who receives payment from the Settlement Fund.

6.5 Defendants and their Related Parties shall have no responsibility for, and no liability whatsoever with respect to the allocation among Plaintiffs’ Counsel and/or any other Person who may assert some claim thereto, of any Fee and Expense Award that the Court may make in the Litigation, and Defendants and their respective Related Parties take no position with respect to such matters.

7. Conditions of Settlement, Effect of Disapproval, Cancellation or Termination

7.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:

(a) Defendants have timely made their contributions to the Settlement Fund as required by ¶2.1 hereof;

(b) the Court has entered the Notice Order, as required by ¶3.1 hereof;

(c) the Court has entered the Judgment, or a judgment substantially in the form of Exhibit B attached hereto;

(d) Defendants have not exercised their option to terminate the settlement pursuant to ¶7.4; and

(e) the Judgment has become Final, as defined in ¶1.7 hereof.

7.2 Upon the occurrence of all of the events referenced in ¶7.1 hereof, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished.

7.3 If all of the conditions specified in ¶7.1 hereof are not met, then the Stipulation shall be canceled and terminated subject to ¶7.6 hereof unless Plaintiffs’ Settlement Counsel and counsel for Defendants mutually agree in writing to proceed with the Stipulation.

7.4 If prior to the Settlement Hearing, Persons who otherwise would be Members of the Settlement Class have filed with the Court timely requests for exclusion (“Requests for Exclusion”) from the Settlement Class in accordance with the provisions of the Notice Order and the notice given pursuant thereto and such Persons’ shares purchased during the class period in the aggregate are in an amount greater than the amount specified in a separate Supplemental Agreement between the

Settling Parties, the Defendants shall have, in their sole and absolute discretion, the option to terminate this Stipulation in accordance with the procedures set forth in the Supplemental Agreement. The Supplemental Agreement will not be filed with the Court unless and until a dispute among the Settling Parties concerning its interpretation or application arises. Copies of all Requests for Exclusion received, together with copies of all written revocations of Requests for Exclusion, shall promptly be delivered to counsel for Defendants but in no event later than seven (7) days before the Settlement Hearing.

7.5 Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, the Settlement Fund (including accrued interest), plus any amount then remaining in the Notice and Administration Fund (including accrued interest), less expenses and any costs which have either been properly disbursed pursuant to ¶¶2.6 or 2.7 hereof, or are chargeable to the Notice and Administration Fund, shall be refunded by the Escrow Agent in accordance with instructions given by counsel for the Defendants within five (5) business days after written notification of such event is sent by counsel for Defendants. At the request of Defendants’ counsel, the Escrow Agent or its designee shall apply for any tax refund owed to the Settlement Fund and pay the proceeds, after deduction of any fees or expenses incurred in connection with such application(s) for refund, to the Defendants or their insurance carrier in proportion to their respective contributions to the Settlement Fund.

7.6 In the event that the Stipulation is not approved by the Court or the settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Litigation as of July 12, 2006. In such event, the terms and provisions of the Stipulation, with the exception of ¶¶1.1-1.21, 2.2-2.8, 6.2, 7.3-7.7, 8.2-8.4, 8.9-8.13 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in this Litigation or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, expenses and interest awarded by the Court to the Lead Plaintiff or to any Plaintiffs’ Counsel shall constitute grounds for cancellation or termination of the Stipulation.

7.7 If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither the Lead Plaintiff nor any Plaintiffs’ Counsel shall have any obligation to repay any amounts actually and properly disbursed from the Notice and Administration Fund or pursuant to ¶2.7 hereof. In addition, any expenses already incurred and chargeable to the Notice and Administration Fund pursuant to ¶2.6 hereof at the time of such termination or cancellation but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with ¶7.5 hereof.

7.8 If a case is commenced in respect to any Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction that results in the actual return of the Settlement Fund or any portion thereof, paid by or on behalf of that Person, then, as to such Defendant, the releases given and Judgment entered in favor of such Defendant pursuant to this Stipulation shall be null and void.

8. Miscellaneous Provisions

8.1 The Settling Parties (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

8.2 Each Defendant warrants as to himself that, at the time any of the payments provided for herein are made on behalf of himself, he is not insolvent and such payment will not render him insolvent. This representation is made by each Defendant as to himself, and is not made by counsel for the Defendants.

8.3 The parties intend this Stipulation to be a final and complete resolution of all disputes between them with respect to the Litigation. The settlement compromises claims which are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. While retaining their right to deny that the claims advanced in the Litigation were meritorious, Defendants, in any statement made to any media (whether or not for attribution), will not deny that the Litigation was filed in good faith and is being settled voluntarily after consultation with competent legal counsel. The Final Judgment will contain a statement that during the course of the Litigation, the parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11. The Settling Parties agree that the amount paid to the Settlement Fund and the other terms of the settlement were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel. The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum that the Litigation was brought or defended in bad faith or without a reasonable basis.

8.4 Neither the Stipulation nor the settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Defendants; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Defendants may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

8.5 All agreements made and orders entered during the course of the Litigation relating to the confidentiality of information shall survive this Stipulation.

8.6 All of the Exhibits to the Stipulation are material and integral parts thereof and are fully incorporated therein by this reference.

8.7 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

8.8 The Stipulation and the Exhibits attached thereto and the Supplemental Agreement constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided therein, each party shall bear its own costs.

8.9 Plaintiffs’ Settlement Counsel, on behalf of the Settlement Class, are expressly authorized by the Lead Plaintiff to take all appropriate action required or permitted to be taken by the Settlement Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Settlement Class which they deem appropriate.

8.10 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

8.11 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.

8.12 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

8.13 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.

8.14 The Stipulation and the Exhibits thereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Texas, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Texas without giving effect to that State’s choice of law principles.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated as of October 31, 2006.

CLAXTON & HILL, PLLC ROGER F. CLAXTON State Bar No. 04329000 ROBERT J. HILL State Bar No. 09652100

/s/ Roger F. Claxton
ROGER F. CLAXTON

700 McKinney Place 3131 McKinney Avenue, LB-103 Dallas, TX 75204-2471 Telephone: 214/969-9029 214/953-0583 (fax)

Local Counsel for Plaintiffs

LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP JEFFREY D. LIGHT

/s/ Jeffrey D. Light
JEFFREY D. LIGHT

655 West Broadway, Suite 1900 San Diego, CA 92101-3301 Telephone: 619/231-1058 619/231-7423 (fax)

LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP JACK REISE ROBERT J. ROBBINS 120 East Palmetto Park Road, Suite 500 Boca Raton, FL 33432 Telephone: 561/750-3000 561/750-3364 (fax)

VIANALE & VIANALE LLP KENNETH J. VIANALE JULIE PRAG VIANALE

/s/ Kenneth J. Vianale
KENNETH J. VIANALE

2499 Glades Road, Suite 112 Boca Raton, FL 33431 Telephone: 561/392-4750 561/392-4775 (fax)

Co-Lead Counsel for Plaintiffs

JACKSON WALKER L.L.P. MARK T. JOSEPHS SCOTT A. WHEATLEY

/s/ Mark T. Josephs
MARK T. JOSEPHS
901 Main Street Suite 6000 Dallas, TX 75202 Telephone: 214/953-6000 214/953-5822 (fax)

Attorneys for Defendants